Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Diebold, Incorporated:

We consent to the incorporation by reference in the registration statements (Nos. 33-32960, 33-39988, 33-55452, 33-54677, 33-54675, 333-32187, 333-60578, 333-162036, 333-162037 and 333-162049) on Form S-8 of Diebold, Incorporated and subsidiaries, of our reports dated February 15, 2013, with respect to the consolidated balance sheets of Diebold, Incorporated and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of Diebold, Incorporated and subsidiaries.

Our report dated February 15, 2013, on the effectiveness of internal control over financial reporting as of December 31, 2012, expresses our opinion that Diebold, Incorporated did not maintain effective internal control over financial reporting as of December 31, 2012, because of the effects of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to Diebold, Incorporated's controls over indirect taxes and communication to corporate management has been identified and included in Management's Report on Internal Control over Financial Reporting appearing under Item 9A(b) of Diebold, Incorporated and subsidiaries' December 31, 2012 annual report on Form 10-K.

/s/  KPMG LLP

Cleveland, Ohio
February 15, 2013